EXHIBIT 10.17.2

                                AMENDMENT TO THE
                              BOWATER INCORPORATED
                             1984 STOCK OPTION PLAN


         The Bowater Incorporated 1984 Stock Option Plan (the "Plan") is hereby amended effective as of July 22, 1987 as follows:

         1.   Section 11 of the Plan is hereby amended by

adding the following to the end thereof:

         "(d) Each employee exercising an option or stock appreciation right as a condition to such exercise shall pay to the Corporation the amount, if any, required to be withheld from distributions resulting from such exercise under applicable Federal and State income tax laws ("Withholding Taxes"). Such Withholding Taxes shall be payable as of the date income from the exercise of the option or stock appreciation right is includible in the employee's gross income for Federal income tax purposes (the "Tax Date"). The Employee may satisfy this requirement by electing one of the following methods (or a combination thereof): (i) remitting to the Corporation a certified check in the amount of such Withholding Taxes, (ii) remitting to the Corporation a number of shares of the Corporation's common stock having an aggregate fair market value as of the Tax Date as computed pursuant to Section 10 hereof equal to the amount of such Withholding Taxes, (iii) if the employee is exercising a stock appreciation right for cash, electing to have the Corporation withhold from the resulting cash distribution an amount equal to the amount of such Withholding Taxes, or (iv) if the employee is exercising a stock option or exercising a stock appreciation right for stock, electing to have the Corporation withhold from such distribution the number of shares of the Corporation's common stock required to satisfy such Withholding Taxes. Any election by an employee pursuant to clauses (ii), (iii) or (iv) of this Section 11(d) must be made on or prior to the Tax Date

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                           and will be  irrevocable  and subject to the approval
                           of the Committee. In addition, if the employee is a director or officer of the Corporation within the meaning of Section 16(a) of the Securities Exchange Act of 1934, an election pursuant to clauses (ii),
                           (iii) or (iv) of this Section 11(d) cannot be made until at least six months after the grant of the option or stock appreciation right to be exercised (except that this limitation shall not apply in the event the death or disability of the employee occurs prior to expiration of the six-month period), and such election must be made either by the date which is at least six months prior to the Tax Date or during the period beginning on the third business day following the date of release of the Corporation's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date, which period begins prior to the Tax Date."

         IN WITNESS WHEREOF, Bowater Incorporated has caused this Amendment to be executed by its duly designated officers and its corporate seal to be affixed hereto on the 22nd day of July, 1987.

                                                BOWATER INCORPORATED


                                                By /s/ R. E. Gustafson
                                                   Vice President

ATTEST:

By: /s/ Leonard M. Saari
    Secretary


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